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Clarkston Financial Corporation Reports Q3 & 9-Month Results

[ PR Newswire  •  2006-10-26 ]

CLARKSTON, Mich., Oct. 26 /PRNewswire-FirstCall/ — Clarkston Financial Corporation (OTC Bulletin Board: CKSB), the holding company for Clarkston State Bank and Huron Valley State Bank, returned to profitability for its third quarter, but reported a net loss for the nine months ended Sept. 30, 2006, chiefly from its loan-loss provision and losses at de novo bank subsidiary Huron Valley State Bank, Edwin L. Adler, Board Chairman and CEO, and J. Grant Smith, President and Chief Operating Officer, jointly announced today.

Clarkston State Bank opened in January 1999 and operates five branches and one loan center in Clarkston, Waterford, and Independence Township. Huron Valley State Bank opened in August 2005. Clarkston Financial Corporation owns 55% of the 820,000 common shares outstanding, with Milford-area investors owning the balance.

Operating Results: For the third quarter of 2006, the Corporation posted net income of $104,000, or $0.09 per diluted share, a sharp turnaround from the year-earlier net loss of $685,000, or $0.57 per diluted share. For the first nine months of 2006, the net loss was $447,000, or $0.35 per diluted share, compared to a net loss of $390,000, or $0.36 per diluted share, for the first nine months of 2005. Net Interest Income was up for both reporting periods from loan growth and improvement in net interest margin. Non Interest Income was down for both reporting periods because of lesser gains from loan sales and lower bank service charges and fees. The higher loan loss provisions — $269,000 for the third quarter and $1,635,000 for the year-to- date period — also impacted results.

Mr.     Smith said: “We have completed the promised comprehensive review of our commercial loan portfolio and are very encouraged by the results. Now that we have the review completed, we are moving forward with our restructuring plan. We have taken an aggressive approach to addressing the asset quality issues within the commercial lending department at Clarkston State Bank. Addressing the problem credits also requires addressing the personnel. We have made personnel changes within the lending leadership and hired more seasoned loan officers. In addition, we have made policy and system enhancements and have significantly upgraded our credit administration program. We continue to actively manage our problem credits, some of which date back several years. We are confident that, with the changes we have made, we now have the appropriate people and systems in place. Going forward, we are principally focused on completing the last phase of our restructuring plan and continue the execution of our business plan.”

Mr.     Adler added, “The Board has full confidence in our management team, employees as well as the policies and procedures that we have in place. And while our Banks face very competitive market conditions, we nonetheless have high expectations for their performance.”

Safe Harbor. This news release contains comments or information that constitute forward-looking statements within the context of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that may cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior and their ability to repay loans; changes in the national and local economy; and other factors included in the Corporation’s filings with the Securities and Exchange Commission, available free online via EDGAR at sec.gov. The Corporation assumes no responsibility to update forward-looking statements.

CLARKSTON FINANCIAL CORP
Historical Income Stmt Data
000's Omitted
(Unaudited)

	Three Months Ended 09/30/06	Three Months Ended 06/30/06	Three Months Ended 09/30/05	Nine Months Ended 09/30/06	Nine Months Ended 09/30/05

Total Interest Income	$3,550	$3,320	$2,830	$9,886	$8,029
Interest Expense	1,786	1,660	1,302	4,913	3,491

Net Interest Income	1,764	1,660	1,528	4,973	4,538

Provision for Loan Losses	269	534	908	1,635	1,263

Security Gains	0	0	0	3	1
Gain on loan sales	17	12	34	51	109
Service fees on loan and deposit accounts	163	154	175	517	587
Other Income	(9)	0	1	(7)	10

Total Other Income	171	166	210	564	706

Salary & Benefit Expense	808	839	692	2,438	2,219
Occupancy Expense	259	280	209	793	593
Other Expense	474	543	648	1,505	1,484

Total Other Expense	1,541	1,662	1,549	4,736	4,296

EBIT	125	(370)	(719)	(834)	(314)
Tax	87	(113)	22	(194)	132
Minority Interest	66	59	56	193	56

Net Income	104	(198)	(685)	(447)	(390)

Reported EPS (diluted)	$0.09	$(0.16)	$(0.57)	$(0.35)	$(0.36)
Dividends Per Share	$0.00	$0.00	$0.00	$0.00	$0.00

Selected Financial Ratios:
Total Risk Based Capital	12.03%	13.09%	10.84%	12.03%	10.84%
Return on Average Assets	0.19%	-0.40%	-0.90%	-0.29%	-0.10%
Return on Average Equity	2.91%	-5.28%	-10.98%	-4.07%	-1.23%
Net Interest Margin	3.60%	3.46%	3.36%	3.35%	3.47%

Average Assets	215,048	199,429	186,933	205,306	175,932
Net charge-offs ($)	(226)	1,092	535	1,736	129
Gross charge-offs ($)	17	1,115	535	1,766	130

CLARKSTON FINANCIAL CORP
Historical Financial Data
000's Omitted
(Unaudited)

	09/30/06	06/30/06	12/31/05	09/30/05

Total Assets	$218,875	$211,221	$195,576	$188,265

Total Loans, Net of Unearn. Disc	152,194	140,601	133,544	131,231
Loans HFS	577	217	314	621

Loan Loss Reserve	2,055	1,560	1,930	1,879
Non-accrual Loans	1,677	1,188	1,066	0
Renegotiated Loans	0	0	0	0
Loans 90 days + Still Accruing	718	491	1,413	0
Total Non-performing Loans	2,395	1,407	2,479	0
Total Securities	47,324	48,009	48,982	43,071

Premises/Furniture & Fixtures	4,764	4,824	3,911	2,861
Repossessed Assets	16	182	205	205

Noninterest-bearing Deposits	22,167	25,656	23,633	22,666
Interest bearing Deposits	159,746	151,891	137,699	134,564

Total Deposits	181,913	177,547	161,332	157,230
CD's>$100K	53,538	48,230	37,668	30,700

Trust Preferred	4,000	4,000	4,000	4,000
Common Equity	14,573	13,984	15,131	15,291
Common Shares Outstanding at End of Period	1,246	1,246	1,246	1,235
Goodwill/Intangibles	0	0	0	0
Total borrowings	13,700	10,200	10,200	7,200